UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2021 (January 13, 2021)

1847 GOEDEKER INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39418	83-3713938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13850 Manchester Rd., Ballwin, MO	63011
(Address of principal executive offices)	(Zip Code)

888-768-1710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GOED	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Lease Agreement

On January 13, 2021, 1847 Goedeker Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Westgate 200, LLC, a Missouri limited liability company (“Landlord”), pursuant to which the Company will lease approximately 58,000 square feet in a building located in St. Charles, Missouri, and which the Company expects to occupy on or around February 15, 2021. The Lease, which commenced on January 13, 2021, is for a term of 63 months and provides for a base rent of $4.35 per square foot per year with 2.5% annual increases and a three-month abatement, resulting in a base rent during the first year of $20,976.79 per month, increasing to a base rent during the fifth year of $23,146.80 per month. The Company will pay its 29% pro rata portion of the property taxes, operating expenses and insurance costs accrued, paid or incurred by Landlord during the term of the Lease, which is based on the portion of square footage of the building being leased by the Company. The Company may arrange for an annual review or audit of Landlord’s books and records relating to such property taxes, operating expenses and insurances costs. The Company is also responsible to pay for the utilities used on the premises being leased, including water, gas and electric, telephone, sewer, sprinkler service, refuse and trash collection. The Company has two (2) options to renew the Lease, each for an additional five (5) year period. Contemporaneously with the Company’s execution of the Lease, the Company paid to Landlord a security deposit in an amount of $25,702.59 as security for the Company’s performance under the Lease.

Pursuant to the Lease, Landlord will provide the Company with an improvement allowance of $150,000 towards the expenses incurred by the Company connection with the installation of approved office and bathroom improvements, together with the main electrical services for the premises. The Company is responsible for any additional work necessary to ready the premises for the Company’s occupancy thereof, such as installing furnishings, trade fixtures and equipment. Landlord is required to maintain the property, except for those items that remain the responsibility of the Company, which include heating, air conditioning and other mechanical systems, serving the Company’s premises.

The Lease contains mutual indemnification provisions that each party will indemnify the other against losses, damages, and liabilities, to the extent resulting from any injury or damage to any person (including death) or property, that result from an act or omission of such indemnifying party, or a breach of the Lease by such indemnifying party, except to the extent such losses, damages, and liabilities are caused by the negligence, omission or willful misconduct of the indemnified party.

The Lease contains customary events of default, including (i) if the Company shall fail to pay rent within five (5) days after the due date, (ii) if the Company shall fail to observe or perform any other terms, covenants, conditions or provisions under the Lease and fails to cure such default within thirty (30) days after written notice to the Company from Landlord, (iii) if the Company fails to occupy all or any material portion of the lease premises for more than ninety (90) consecutive days, for reasons other than force majeure, and fails to pay all costs incurred by Landlord as a result of such failure to occupy, and other customary representations, warranties and covenants. In the event of late payment, interest shall accrue on the unpaid amount at the rate equal to the greater of (i) two (2) percentage points in excess of the prime lending rate as established by U.S. Bank, N.A., or (ii) the default rate applicable to the first priority mortgage in effect at the time such default interest rate is imposed. Upon the occurrence of n event of default, Landlord may, in addition to other remedies, terminate ate the Lease.

The foregoing summary of the terms and conditions of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. The Lease is filed as Exhibit 10.21herewith, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Lease Agreement, dated January 13, 2021, by and between Westgate 200, LLC and 1847 Goedeker Inc

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2021	1847 GOEDEKER INC.

/s/ Douglas T. Moore
Name: Douglas T. Moore
Title: Chief Executive Officer

2